PROXY   STATEMENT  FOR  THE  ANNUAL  MEETING  OF
SHAREHOLDERS  TO  BE HELD  APRIL 30,  1996


GENERAL


Introduction, Date, Place and Time of Meeting

     This Proxy Statement is being furnished for the solicitation by the Board of Directors of Lake Ariel Bancorp, Inc. (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the St. Thomas More Church Parish Hall, Lake Ariel, Pennsylvania 18436, on Tuesday, April 30, 1996, at 11:00 a.m., prevailing time, or at any adjournment or postponement of the Annual Meeting.

     The main office of the Corporation is located at LA Bank, N.A., Route 191, Lake Ariel, Pennsylvania 18436. The telephone number for the Corporation is (717) 698-5695. All inquiries should be directed to Louis M. Martarano, Vice President of the Corporation. This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on March 29, 1996.


Solicitation

     Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted for the election of the two nominees for Class 3 director named below and for the approval of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, as the independent auditors for the fiscal year ending December 31, 1996. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person.

     The cost of preparing, assembling, mailing and soliciting proxies will be borne by the Corporation. In addition to the use of the mails, certain directors, officers and employees of the Corporation intend to solicit proxies personally, by telephone and by telefacsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request therefor, the Corporation will reimburse them for their reasonable forwarding expenses.


Right of Revocation

     A shareholder who returns a Proxy may revoke it at any time before it is voted by: (1) delivering written notice of revocation to Louis M. Martarano, Vice President and Assistant Secretary, Lake Ariel Bancorp, Inc., Post Office Box 67, Route 191, Lake Ariel, Pennsylvania 18436, telephone: (717) 698-5695;
(2) executing a later-dated Proxy and giving written notice thereof to the Assistant Secretary of the Corporation or (3) voting in person after given written notice to the Assistant Secretary of the Corporation.

Voting Securities, Record Date and Quorum

     At the close of business on March 19, 1996, the Corporation
had outstanding    1,662,911 shares of common stock, $.42 par
value per share. No shares of preferred stock, $1.25 par value per share, were issued and outstanding. A majority of the outstanding shares of the common stock will constitute a quorum at the Annual Meeting.

     Only holders of common stock of record at the close of business on March 19, 1996, will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of common stock is entitled to one vote.

     Under Pennsylvania law, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the two nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

     Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not votes cast and therefore do not count either for or against such respective approval and ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each such matter by reducing the total number of shares voted from which the required majority is calculated.


PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK


Principal Owners

     The following table sets forth, as of March 19, 1996, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Corporation's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Corporation's outstanding Common Stock so owned.
                                   Percent of Outstanding
     Shares Beneficially     Common Stock
Name and Address            Owned (1)          Beneficially Owned


Bruce D. Howe (4)(11)    170,720   10.3%
R.D. #6, Box 6332
Lake Ariel, PA  18436

John G. Martines (5)(13) 96,426    5.5%
RD #1
Newton Lake
824 Sunset Avenue
Carbondale, PA  18407

Beneficial Ownership by Officers, Directors and Nominees

     The following table sets forth as of March 14, 1995, the amount and percentage of the Common Stock of the Corporation beneficially owned by each director, each nominee and all officers and directors of the Corporation as a group.

Name of Individual  Amount and Nature of          Percent
or Identity of Group     Beneficial Ownership(1)(2)         of
Class

Donald E. Chapman(3)(6)       55,666         3.3%
Peter O. Clauss(4)(7)         21,975    1.3%
Arthur M. Davis(3)(8)         33,638    2.0%
Joseph J. Earyes(9)      16,625    1.0%
William C. Gumble(3)(10)      50,707    3.0%
Bruce D. Howe(4)(11)          170,720   10.3%
Louis M. Martarano(12)        35,502    2.1%
John G. Martines(5)(13)       96,426    5.5%
Harry F. Schoenagel(5)(14)         41,145    2.5%

All Officers and Directors
 as a Group (7 directors,
 5 officers, 9 persons in total)        522,404   29.6%

______________________________
(1)  The securities "beneficially owned" by an individual are
determined in accordance with the            definitions of
"beneficial ownership" set forth in  the General Rules and
Regulations of the Securities           and Exchange Commission
("SEC") and may include securities owned by or for the
individual's spouse and       minor children and any other
relative who has the same home, as well as securities to which
the individual has       or shares voting or investment power or
has the right to acquire beneficial ownership  within 60 days
after          March 19, 1996.  Beneficial ownership may be
disclaimed as to certain of the securities.
(2)  Information furnished by the directors and the Corporation.
(3)  A Class 1 Director Whose Term Expires in 1998.
(4)  A Class 2 Director Whose Term Expires in 1997.
(5)  Nominees for Class 3 Director Whose Term Will Expire in 1999
and  current Class 3 Directors Whose Term         Expires in
1996.
(6)  Of the 55,666 shares beneficially owned by Donald E.
Chapman, 16,116 are owned by him                  individually;
36,098 are owned jointly with his spouse; 2,393 are held
individually by his spouse; and         1,059 are held jointly
with his son.
(7)  Of the 21,975 shares beneficially owned by Peter O. Clauss,
8,644 are held by him individually, 12,331        are owned
jointly with his wife; and 1,000 are owned individually by his spouse.
(8)  Of the 33,638 shares beneficially owned by Arthur M. Davis,
15,205 are owned by him individually;             16,969 are
owned jointly with his wife; and 1,464  are owned by Lake Ariel
Hardware & Supply Co.,        Inc., of which Mr. Davis is
President..
(9)  Of the 16,625 shares beneficially owned by Joseph J. Earyes,
5,700 are owned by him individually, 925          are held
jointly with his spouse; and 10,000 shares may be acquired at any
time by the exercise of stock           options.
(10) All shares are held individually.
(11) Of the 170,720 shares beneficially owned by Bruce D. Howe,
152,794 are owned by him individually;       16,196 are owned
jointly with his spouse; and 1,730 are owned individually by his spouse.
(12) Of the 35,502 shares beneficially owned by Louis M.
Martarano, 1,014 are owned by him individually;             7,582
are owned jointly with his wife; 1,270 shares held as custodian
for his two sons; 636 shares as         custodian for his
daughter; and 25,000 shares may be acquired at any time by the
exercise of stock   options.
(13) Of the 96,426 shares beneficially owned by John G. Martines,
7,474 are owned by him individually;              23,952  are
held jointly with his spouse; and 65,000 shares may be acquired
at any time by the exercise        of stock options.
(14) Of the 41,145 shares beneficially owned by Harry F.
Schoenagel, 16,107 are owned by him     individually;
 3,000 are owned jointly with his spouse; and 22,038 are owned by his spouse individually.


Compliance with Section 16(a) of the Securities Exchange Act of
1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities (in this case the Corporation's Common Stock), to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the period January 1, 1995 through December 31, 1995, all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.


ELECTION OF DIRECTORS
(ITEM 1)

     The Corporation has a classified Board of Directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of equal number. The terms of the separate classes expire in successive years. Thus, at each Annual Meeting of Shareholders successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year.

     In addition, there is no cumulative voting for the election of directors. Each share of common stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the two nominees for Class 3 Director named below. If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors of the Corporation for any reason may be filled by a majority of the directors then in office until the expiration of the term of vacancy. Election of a nominee to the office of director will require an affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting.


INFORMATION AS TO NOMINEES,
DIRECTORS AND EXECUTIVE OFFICERS


     The following table contains certain information with respect to the nominees and the directors whose terms of office expire in 1996, 1997 and 1998, respectively.

          Principal Occupation     Director Since
Name Age   for Past Five Years     Corporation/Bank

Nominees for Class 3 Directors Whose Term Will Expire In 1999 and current
Class 3 Directors Whose Term Expires in 1996

John G. Martines (1)(3)(5)(7) 49   President of the Bank and     1983/1979
          Chief Executive Officer of
          the Corporation

Harry F. Schoenagel (1)(2)(6)(7)   60   Partner of Schoenagel and     1985/1985
          Schoenagel (general civil
          engineering and surveying)

Class 2 Directors Whose Term Expires In 1997

Bruce D. Howe (3)(4)(5)  64   President of John T. Howe, Inc.    1983/1977
          (a company that operates local
          fuel and heating oil companies,
          a motel and an interstate truck
          stop) and President of Howe's
          Twin Rocks, Inc. (a local restaurant).

Peter O. Clauss (3)(5)(6)(7)  66   Retired; Former President of  1988/1988
          C & D Builders Inc.
          (construction of residential and
          light commercial buildings)

Class 1 Directors Whose Term Expires In 1998

Donald E. Chapman   59   Self-employed insurance broker     1983/1972
(1)(2)(4)(6)(7)          and real estate developer


Arthur M. Davis (1)(2)(6)(7)  68   President of Lake Ariel  1983/1969
          Hardware & Supply Co., Inc.

William C. Gumble (3)(4)(5)   58   Retired Attorney-at-law  1985/1985

______________________________
(1)  Member of the Loan Review Committee of the Bank.  This
committee reviews past due and classified              loans and
actions to be taken.  Moreover, this committee determines the
adequacy of the loan loss  reserve           and the amount to be
charged for the provision of loan losses. The committee met six
(6)  times in 1995.
(2)  Member of the Audit Committee of the Bank.  This committee
reviews the reports of the auditors               and the results
of examinations by the Federal Reserve System and Comptroller of
the Currency.  This committee           makes recommendations to
the Board based upon a review of the reports and  regulatory
examinations.  This           committee met three (3) times in
1995.
(3)  Member of the Asset/Liability Management Committee of the
Bank.  This committee reviews quarterly the asset/          liability
management report and the investment portfolio.  In
addition, this committee reviews strategies for GAP         analysis,
liquidity, tax position and various profitability
ratios.  Moreover, this committee determines product        pricing and
development.  This committee met five (5) times in
1995.
(4)  Member of the Executive Committee of the Bank.  This
committee reviews annually the profit sharing          and
benefit plans of the Bank as well as salaries and promotions.
The committee makes  recommendations to the       Board of
Directors of the Bank on changes in the employee benefit plans,
compensation, promotions and the        contribution to the
profit sharing plan.  This committee also reviews  non-personnel
matters such as bank          expansion and profitability.  This
committee met two (2) times in 1995.
(5)  Member of the Loan Committee of the Bank.  This committee
meets to consider and recommend  approval of loans          in
the principal amount of $100,000 or more.  Directors receive no
additional  compensation for attendance at        meetings of
this committee.  This committee met twenty-four (24) times in
1995.
(6)  Member of Benefit/Compensation Committee of the Bank.  This
committee meets to perform on annual review of         executive
salary increases and executive stock option grants.  This
committee met one (1) time in 1995.
(7)  Member of 401(k) Committee of the Bank.  This committee
meets to review semi-annual investment  results of          plan
funds, makes recommendations and changes to available investment
options, reviews IRS and DOL legal           participation,
discrimination and other issues, and recommends annual Bank
contributions to plan.  This       committee met one (1) time in
1995.

     During 1995, the Board of Directors of the Corporation held six (6) meetings. Directors received no additional remuneration for attendance at meetings of the Board of Directors of the Corporation.

     Each of the Directors attended at least 75% of the combined total number of meetings of the Corporation's and Bank's Board of Directors and of the committees on which they serve.

     The Board of Directors of the Corporation has at present no standing committees. The Corporation does not have a nominating committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 202 of the Corporation's By-laws.


Executive Compensation

     The following table sets forth the total compensation for services in all capacities paid by the Corporation and the Bank
(1) during 1995, 1994, and 1993, to the Corporation's Chief Executive Officer and the Bank's President, (2) during 1995, 1994 and 1993, to the Corporation's Vice President and the Bank's Senior Vice President and Chief Operating Officer, and (3) during 1995, to the Corporation's Vice President and the Bank's Senior Vice President and Chief Financial Officer. No other executive officer's annual compensation exceeded $100,000 for the years presented and therefore is not required to be presented.


SUMMARY COMPENSATION TABLE

               Annual Compensation

Name and                 Other Annual   Securities     All Other
Principal Position  Fiscal    Salary    Bonus     Compensation   Underlying
Compensation
     Year ($)   ($) ($)  Options/  ($)
                         SARs(#)

John G. Martines (President of the      1995 138,007   35,000    26,108    (1)

40,000    (2)  19,498    (3)
Bank and Chief Executive Officer   1994 130,005   30,000    19,811    (4)
25,000    (2)  21,435    (5)
of the Corporation) 1993 115,536   25,000    21,639    (6)            20,212
 (7)

Louis M. Martarano  1995 97,154    13,500    8,796     (8)  15,000    (2)
15,013     (9)
(Senior Vice President and Chief   1994 91,750    12,500    3,452
     (10) 10,000    (2)  15,903    (11)
Operating Officer of the Bank and  1993 80,301    10,000    4,002
     (12)           14,333    (13)
Vice President of the Corporation)

Joseph J. Earyes (Senior Vice       1995     70,207    6,500     4,345
(14) 10,000    (2)  11,398    (15)
President and Chief Financial Officer
of the Bank and Vice President
and Treasurer of the Corporation)

(1)  Includes $6,148 paid on behalf of Mr. Martines for initial
and periodic club dues; $12,000 paid to Mr.       Martines for
directors' fees; $4,791 paid pursuant to the Salary Continuation
Plan; and $3,169  representing          the personal use value of
a company-owned automobile.
(2)  For further information on these stock options, see "Stock
Option Plan" below.
(3)  Of the $19,498 paid to Mr. Martines in 1995 as All Other
Compensation, $2,098 and $3,888 was for life and       medical
insurance premiums, respectively; and $13,512 was accrued by the
Corporation for the benefit of          Mr. Martines pursuant to
a profit-sharing/401(k) plan.
(4)  Includes $3,405 paid on behalf of Mr. Martines for periodic
club dues; $13,350 paid to Mr.     Martines for        directors'
fees; $1,128 paid pursuant to the Salary Continuation Plan; and
$1,928 representing the personal        use value of a
company-owned automobile.
(5)  Of the $21,435 paid to Mr. Martines in 1994 as All Other
Compensation, $2,073 and $4,362 was for life and       medical
insurance premiums, respectively; and $15,000 was accrued by the
Corporation for the benefit of          Mr. Martines pursuant to
a profit-sharing retirement plan.
(6)  Includes $4,202 paid on behalf of Mr. Martines for periodic
club dues; $14,000 paid to Mr. Martines for       directors'
fees; $1,121 paid pursuant to the Salary Continuation Plan; and
$2,316 representing the personal        use value of a
company-owned automobile.
(7)  Of the $20,212 paid to Mr. Martines in 1993 as All Other
Compensation, $1,874 and $4,325 was for life and       medical
insurance premiums, respectively; and $14,013 was accrued by the
Corporation for the benefit of          Mr. Martines pursuant to
a profit-sharing retirement plan.
(8)  Includes $6,500 paid on behalf of Mr. Martarano for initial
and periodic club dues and $2,296 representing         the
personal use value of a company-owned automobile.
(9)  Of the $15,013 paid to Mr. Martarano in 1995 as All Other
Compensation, $1,022 and $4,281 was for life           and
medical insurance premiums, respectively; and $9,710 was accrued
by the Corporation  for the benefit          of Mr. Martarano
pursuant to a profit-sharing/401(k) plan.
(10) Includes $1,510 paid on behalf of Mr. Martarano for periodic
club dues and $1,942 representing  the       personal use value
of a company-owned automobile.
(11) Of the $15,903 paid to Mr. Martarano in 1994 as All Other
Compensation, $1,050 and $4,428 was for life           and
medical insurance premiums, respectively; and $10,425 was accrued
by the    Corporation for the
     benefit of Mr. Martarano pursuant to a profit-sharing
retirement plan.
(12) Includes $1,362 paid on behalf of Mr. Martarano for periodic
club dues and $2,640 representing the        personal use value
of a company-owned automobile.
(13) Of the $14,333 paid to Mr. Martarano in 1993 as All Other
Compensation, $949 and $4,325 was  for life and        medical
insurance premiums, respectively; and $9,059 was accrued by the
Corporation for the benefit of Mr.           Martarano pursuant
to a profit-sharing retirement plan.
(14) Includes $3,580 paid on behalf of Mr. Earyes for periodic
club dues and $765 representing the personal use       value of a
company-owned automobile.
(15) Of the $11,398 paid to Mr. Earyes in 1995 as All Other
Compensation, $406 and $4,280 was for life and         medical
insurance premiums, respectively; and $6,712 was accrued by the
Corporation for the benefit of Mr.           Earyes pursuant to a
profit-sharing/401(k) plan.

Report of the Benefit/Compensation Committee on Executive
Compensation

     The Benefit/Compensation Committee ("Committee"), as directed by the Corporation's Board of Directors, is responsible for all matters pertaining to executive compensation. The Committee is entirely composed of directors of the Corporation. The members of the Committee have compiled the following report and presented the same to the entire Board of Directors for their approval.

     Through the Bank, defined compensation policies have been implemented to properly analyze, describe and evaluate various positions in the Corporation and the Bank for the determination of their relative worth. This basis is used to establish a salary structure for executive officers and senior management that is both internally equitable and externally competitive.
The Committee takes into consideration the following ten factors in making recommendations to the Board of Directors, on an annual basis, as to base salary for the Chief Executive Officer and other members of senior management:

     1.   Return on assets
     2.   Return on equity
     3.   Earnings
     4.   Growth in deposits
     5.   Current economic climate
     6.   Familiarity with market area
     7.   Length of service, experience and age
     8. Comparison with peer and core groups -- currently the committee relies upon an independent study to determine these comparisons and it is contemplated that these studies will continue.
     9.   Number of branches
     10. Any other factors deemed by the Committee to be beneficial to the Corporation.

     No set numerical figure has been fixed to any of the factors so as to allow the greatest flexibility to adjust to changing economic conditions.

     The Committee meets without the Chief Executive Officer's presence to evaluate his performance and reports on the evaluation to the outside Directors of the Board of Directors.

     Pursuant to the 1994 Stock Option Plan, the
Benefit/Compensation Committee made grants in 1995 to Messrs.
Martines, Martarano and Earyes of stock options to give these officers a further incentive to continue the growth and success of the Corporation.

     Bonus compensation is determined on an annual basis by analyzing specific goals that are established at the beginning of the year. These goals include, but are not limited to, earnings growth, return on equity and return on assets. The bonus of the Chief Executive Officer is based on the performance of the Corporation and its success in attaining specific strategic goals. The bonus compensation of other members of senior management is determined by their respective annual salaries, position within the Corporation and the Bank and the performance of the individual in contributing to the success of the Corporation and the Bank.

                    Submitted by the members of the
Benefit/Compensation Committee:

                    Harry F. Schoenagel, Peter O. Clauss, Arthur
M. Davis, and
                    Donald E. Chapman

Directors' Compensation

     During 1995, the Bank's Board of Directors met on a monthly basis; Directors received $1,000 per month and were allowed one paid absence per year; and Bruce D. Howe, the Chairman, received $500 in addition to his monthly Directors' fee of $1,000 or $1,500 per month in the aggregate. Mr. Howe was also allowed one paid absence per year from a meeting of the Bank's Board of Directors. During 1995, the Board of Directors of the Corporation held six (6) meetings. Directors received no remuneration for attendance at meetings of the Board of Directors of the Corporation in excess of remuneration each of them received for attendance at meetings of the Board of Directors of the Bank.


Salary Continuation Plan for Directors

     The Bank has entered into an agreement with its directors to establish a non-qualified salary continuation plan (the "Salary Continuation Plan"). If such director continues to serve as a director of the Corporation until he attains sixty-five (65) years of age, the Corporation agrees to pay him a guaranteed annual payment in each of ten years on the first day of the month following such director's 65th birthday. Each director's guaranteed annual payment is based upon the future value of the life insurance purchased with the funds which would otherwise be used to pay the directors' compensation. If such director attains sixty-five (65) years of age, but dies before receiving ten annual payments, then the Corporation will continue to make these payments to such director's designated beneficiary or to the representative of his estate. In the event that such director dies while serving as a director but prior to the attainment of sixty-five (65) years of age, then the Corporation shall remit a guaranteed annual payment for a period of ten years to such director's designated beneficiary or to the representative of his estate. The Bank has obtained life insurance (designating the Bank as the beneficiary) on each participating director in an amount which will cover the Bank's obligations under the Salary Continuation Plan. This plan is based upon certain actuarial assumptions in seeking funding through life insurance policies. In 1995, the Bank accrued $38,524 as an expense for the Salary Continuation Plan, of which approximately $4,791 was allocated to Mr. Martines.

     The salary continuation plan for Messrs. Martines, Howe, Chapman and Davis was established in July, 1987; for Messrs.
Gumble and Schoenagel in July, 1990; and for Mr. Clauss, in July,
1993.


Employment Agreement with Mr. Martines

     The Corporation and the Bank entered into a 5-year employment agreement with Mr. Martines, the Chief Executive Officer of the Corporation and the President and Chief Executive Officer of the Bank. Mr. Martines' annual base salary at September 1, 1993, the date of commencement of the agreement, was $125,000. His salary will increase each year in accordance with a merit review by the Board of Directors. Under the agreement, his salary is increased each year by not less than the minimum average increase of other senior executive personnel. Mr. Martines receives the employee fringe benefits that are received by all personnel of the Bank as well as standard perquisites that are given to officers of comparable financial institutions in similar capacities. Mr. Martines has agreed to serve as the Chief Executive Officer of the Corporation without any additional compensation. At the end of the first year of the term of the agreement, the term is automatically extended for one additional year; therefore, there is a constant 5-year term in effect on the first day of September of each year.

     Mr. Martines may unilaterally terminate his employment with the Corporation and the Bank if: (1) his health should become impaired to an extent that it makes continued performance of his duties hazardous to his physical or mental health or his life;
(2) without his consent, any assignment of duties or limitation of powers is made that is not contemplated by the agreement; (3) he is removed or is not re-elected to any of the positions that he holds currently (except if terminated for cause); (4) a reduction in the rate of compensation is made; (5) without his consent, the current fringe benefits and perquisites are modified or terminated; and (6) there is a "change in control."

     For purposes of the agreement, a "change in control" means:
(1) the acquisition of the beneficial ownership of at least twenty-five percent (25%) of the Corporation's voting securities or all or substantially all of the assets of the Corporation or the Bank or both by a single person or entity or a group of affiliated persons or entities; (2) the merger, consolidation or combination of the Corporation or the Bank or both with an unaffiliated corporation in which the directors of the Corporation or the Bank or both, immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity; or (3) during any period of two consecutive years during the term of the agreement, persons who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof. The date of a change in control shall mean the earlier of: (1) the first date on which a person, entity, or group of affiliated persons or entities, acquire the beneficial ownership of twenty-five percent (25%) or more of the Corporation's voting securities; (2) the date of the transfer of all or substantially all of the Corporation's or the Bank's assets; (3) the date on which a merger, consolidation or combination is consummated; or (4) the date on which persons who formerly constituted a majority of the Board of Directors of the Corporation ceased to be a majority.

     Upon termination of employment by Mr. Martines for the above reasons, the Bank shall pay to him, no later than 30 days after the date of termination and for a period of three years, annual compensation prorated into monthly payments equal to his annual base salary on the date of termination or on the date six months prior to the date of termination, whichever is greater. In the event of termination as a result of a change in control, Mr. Martines may, at his option, elect to receive in one lump sum the aggregate present value of the above termination payments. The present value shall be determined by the federal discount rate published under Section 1274(d) of the Internal Revenue Code of 1986, as amended, then in effect, and compounded semi-annually.


Employment Agreement with Louis M. Martarano

     The Corporation and the Bank entered into a 5-year employment agreement with Louis M. Martarano, the Vice President and Assistant Secretary of the Corporation and the Senior Vice President of the Bank. Mr. Martarano's annual base salary at September 1, 1993, the date of commencement of the agreement, was $87,500. His salary will increase each year in accordance with the terms of the agreement. Under the agreement, his salary is increased each year by not less than the minimum average increase of other senior executive personnel. Mr. Martarano receives the employee fringe benefits that are received by all personnel of the Bank, as well as standard perquisites that are given to officers of comparable financial institutions in similar capacities. Mr. Martarano has agreed to serve as Vice President and Assistant Secretary of the Corporation without any additional compensation. At the end of the first year of the term of the agreement, the term is automatically extended for one additional year; therefore, there is a constant 5-year term in effect on the first day of September of each year.

     The agreement with Mr. Martarano has the same terms and conditions as described above, with respect to the agreement with Mr. Martines relating to voluntary termination by Mr. Martarano, to a change in control of the Corporation and to termination payments.


1994 Stock Option Plan

     At the 1994 annual meeting of shareholders, the Option Plan was approved by the shareholders. The Option Plan is intended to secure for the Corporation and its shareholders the benefits arising from share ownership by those officers and key employees of the Corporation and the Bank who will be responsible for the Corporation's future growth and continued success. The following table presents the grants that were made in 1995 and 1994 to the persons so indicated.

STOCK OPTION GRANTS


          Potential Realizable Value
          at Assumed Annual Rates
          of Stock Price Apprecia-
     Individual Grants(1)     tion for Option Term

Name Number of % of Total
     Securities     Options
     Underlying     Granted to     Exercise or
     Options   Employees in   Base Price     Expiration
     Granted   Fiscal Year    ($/Sh)    Date 5%($)     10%($)

John G. Martines    40,000    62%  $14.49    August 8, $18.50    $23.35
(President of the Bank   (Granted-                  2005
and Chief Executive       August 8, 1995)
Officer of the
Corporation)      25,000  71%    $15.12 August 7,  $19.30
$24.35
     (Granted-           2004                 August 7, 1994)


Louis M. Martarano  15,000    23%  $14.49    August 8, $18.50    $23.35
(Senior Vice President   (Granted-           2005
and Chief Operating      August 8, 1995)
Officer of the Bank
and Vice President      10,000     29%      $15.12      August 7,     $19.30
    $24.35
of the Corporation) (Granted-             2004
     August 7, 1994)

Joseph J. Earyes       10,000 15%  $14.49    August 8,  $18.50    $23.35
(Senior Vice President     (Granted-              2005
and Chief Financial      August 8, 1995)
Officer of the Bank
 and Vice President
and Treasurer of
the Corporation)
  ___________________________
(1) No options have been exercised by Messrs. Martines, Martarano, and Earyes as of March 19, 1996.


Certain Relationships and Related Transactions

     There have been no material transactions since January 1, 1995, nor are any such transactions currently proposed, to which the Corporation or the Bank was or is to be a party and in which any director or executive officer of the Corporation, or any beneficial owner of more than 5% of the Common Stock of the Corporation (or any associate thereof, respectively), had or will have a material interest. The Corporation and the Bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the Corporation and the Bank and their respective associates on comparable terms and with similar interest rates as those prevailing from time to time for other non-affiliated customers of the Corporation and the Bank. Total loans outstanding from the Corporation and the Bank, at December 31, 1995, to the Corporation's and the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $953 thousand or 4.9% of the Bank's total equity capital accounts.
The largest amount of indebtedness outstanding at any time during fiscal year 1995 to the above identified group was $1.21 million or 6.2% of the Bank's total equity capital accounts. Such loans do not involve more than the normal risk of collectibility nor do they present other unfavorable features.
Principal Officers of the Corporation

     The following table sets forth selected information about the principal officers of the Corporation, each of whom is selected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

             Bank
     Held Employee     Number of Shares     Age as of
Name Since        Since       Beneficially Owned(1)    March 19,
1996

Bruce D. Howe, President      1983 (2)  170,720   64

John G. Martines, Chief       1983 (3)   96,426   49
Executive Officer

Donald E. Chapman, Secretary       1983 (2)  55,666    59

Louis M. Martarano, Vice      1989 (3)  35,502    45
President and Assistant Secretary

Joseph J. Earyes, Vice President        1995 (3)  16,625    39
and Treasurer
____________________________
(1)  See notes under the caption "Beneficial Ownership by
Officers, Directors and Nominees" for shareholdings         of
these officers.
(2) Messrs. Howe, Chapman and Davis are not employees of the Corporation.
(3) Messrs. Martines, Martarano, and Earyes are full-time salaried employees of the Bank.


Principal Officers of the Bank

     The following table sets forth selected information about the principal officers of the Bank, each of whom is elected by the Board of Directors of the Bank and each of whom holds office at the discretion of the Board of Directors of the Bank:


                  Bank    Number        Age as of
          Held Employee  of Shares      March 19,
Name Office/Position with Bank     Since        Since
Owned            1996

Bruce D. Howe  Chairman of the Board    1986  (1) 170,720   (2)  64

John G. Martines    President and CEO   1986 1979 96,426    (2)  49

Louis M. Martarano  Senior Vice President and     1990 1981 35,502    (2)  45
     Chief Operating Officer

Joseph J. Earyes    Senior Vice President and     1995 1995 16,625    (2)  39
     Chief Financial Officer

Christe A. Casciano Vice President 1990 1990 267       39

Kathleen L. Enslin  Vice President and  1992 1975 2,927          38
     Cashier

Cynthia A. Smaniotto     Vice President 1992 1974 1,214          38

Karen T. Pasternak  Vice President 1992 1987 560       49

Gregory G. Gula     Vice President 1992 1990 191       33

William R. Kerstetter    Vice President 1992 1992 503       44

Theodore G. Daniels Vice President 1993 1993 161       65
____________________________
(1)  Mr. Howe is not an employee of the Bank.
(2)  See notes under the caption "Beneficial Ownership by
Officers, Directors and Nominees" for shareholdings         of
these officers.


RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
(ITEM 2)


     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, of Scranton, Pennsylvania ("Parente Randolph"), as the Corporation's independent public accountants for its fiscal year ending December 31, 1996. The Corporation has been advised by Parente Randolph that none of its members has any financial interest in the Corporation. Ratification of Parente Randolph will require an affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. Parente Randolph served as the Corporation's independent public accountants for the Corporation's 1995 fiscal year.



     In addition to performing customary audit services, Parente Randolph assisted the Corporation with the preparation of its federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Corporation for such services at its customary hourly billing rates. These non-audit services were approved by the Corporation's and the Bank's Board of Directors, after due consideration of the effect of the performance thereof on the independence of the accountants and after the conclusion by the Corporation's and the Bank's Board of Directors that there was no effect on the independence of the accountants.

     In the event that the shareholders do not ratify the selection of Parente Randolph as the Corporation's independent public accountants for the 1996 fiscal year, another accounting firm will be chosen to provide independent public accountant audit services for the 1996 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Parente Randolph as the auditors for the Corporation for the year ending December 31, 1996.

     It is understood that even if the selection of Parente Randolph is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Corporation and its shareholders.


LEGAL PROCEEDINGS

General

     The nature of the Corporation's and the Bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. However, in the opinion of management of the Corporation and the Bank, there are no proceedings pending to which the Corporation and the Bank is a party or to which their property is subject, which, if determined adversely to the Corporation and the Bank, would be material in relation to the Corporation's and the Bank's undivided profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of the Corporation and the Bank, In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Bank by government authorities or others.


Environmental Issues

     There are several federal and state statutes that govern the obligations of financial institutions with respect to environmental issues. Besides being responsible under such statutes for its own conduct, a bank also may be held liable under certain circumstances for actions of borrowers or other third parties on properties that collateralize loans held by the bank. Such potential liability may far exceed the original amount of the loan made by the bank. Currently, the Bank is not a party to any pending legal proceedings under any environmental statute nor is the Bank aware of any circumstances that may give rise to liability of the Bank under any such statute.

ANNUAL REPORT


     A copy of the Corporation's Annual Report for its fiscal year ended December 31, 1995, is being mailed with this Proxy Statement. A representative of Parente Randolph, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative of Parente Randolph will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.


SHAREHOLDER PROPOSALS


     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation's proxy statement for its 1997 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Lake Ariel Bancorp, Inc. at the principal executive offices of the Corporation on Route 191, Post Office Box 67, Lake Ariel, Pennsylvania 18436, not later than Friday, November 29, 1996.


OTHER MATTERS


     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their judgment.


ADDITIONAL INFORMATION


     Upon written request of any shareholder, a copy of the Corporation's report on Form 10-KSB for its fiscal year ended December 31, 1995, including the financial statements and the schedules thereto, required to be filed with the SEC, may be obtained, without charge, from Joseph J. Earyes, CPA, Vice President, Lake Ariel Bancorp, Inc., Post Office Box 67, Route 191, Lake Ariel, Pennsylvania 18436, telephone: (717) 698-5695.

     In addition, a copy of the Annual Disclosure Statement of LA
Bank, N.A. may be also obtained, without charge, from Joseph J.
Earyes, CPA, Chief Financial Officer of the Bank.

NOTICE  OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of Lake Ariel Bancorp, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Lake Ariel Bancorp, Inc. (the "Corporation") will be held at 11:00 a.m., prevailing time, on Tuesday, April 30, 1996, at the St. Thomas More Church Parish Hall, Lake Ariel,
Pennsylvania 18436, for the following purposes:

          1. To elect two Class 3 directors to serve for a three-year term and until their successors are duly elected and qualified;

          2. To ratify the selection of Parente, Randolph, Orlando, Carey & Associates, Certified Public
     Accountants of Scranton, Pennsylvania as the independent auditors of the Corporation for the fiscal year ending December 31, 1996; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Only those shareholders of record at the close of business, at 5:00 p.m., on Tuesday, March 19, 1996, will be entitled to notice of and to vote at the Annual Meeting.

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1995, is being mailed with this notice.

     You are urged to mark, sign, date and promptly return your proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

                                             By Order of the
Board of Directors



                                             Bruce D. Howe,
President



March 29, 1996


LAKE ARIEL BANCORP, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 30, 1996
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby constitutes and appoints Charles Phillips and Joseph Collins and each and any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Lake Ariel Bancorp, Inc. (the "Corporation") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the St. Thomas More Church Parish Hall, Lake Ariel, Pennsylvania 18436, on Tuesday, April 30, 1996 at 11:00 a.m., prevailing time, and at any adjournment or postponement thereof as follows:

1.   ELECTION OF CLASS 3 DIRECTORS

     [    ]    For all nominees listed                 [    ]    WITHHOLD
AUTHORITY
          below (except as marked                 to vote on all
nominees
          to the contrary below)                       listed
below

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

John G. Martines and Harry F. Schoenagel

___________________________________________________________

2.   Ratification of the selection of Parente, Randolph, Orlando,
Carey & Associates, Certified Public Accountants, as the independent auditors of the Corporation for the fiscal year ending December 31, 1996.

               [    ]    FOR            [    ]    AGAINST

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.


          THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES
LISTED ABOVE AND FOR PROPOSAL 2.

                                   Dated
____________________________, 1996

                                   _______________________________________

                                   _______________________________________
                                        Signature(s)

Number of Shares Held of
Record on March 19, 1996: _______________